As filed with the Securities and Exchange Commission on February 3, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

CREDENCE SYSTEMS CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	94-2878499
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

215 Fourier Avenue
Fremont, California 94539
(Address of principal executive offices) (Zip Code)

CREDENCE SYSTEMS CORPORATION 1993 STOCK OPTION PLAN
CREDENCE SYSTEMS CORPORATION EMPLOYEE STOCK PURCHASE PLAN
OPTONICS, INC. 2001 STOCK OPTION AND INCENTIVE PLAN
(Full title of the Plan(s))

Byron W. Milstead
Vice President and General Counsel
Credence Systems Corporation
215 Fourier Avenue
Fremont, California 94539
(Name and address of agent for service)
(510) 657-7400
(Telephone Number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
1993 Stock Option Plan Common Stock, $0.01 par value	2,132,008 shares	$8.21	(2)	$17,503,785.68	(2)	$1,610.35
Employee Stock Purchase Plan Common Stock, $0.01 par value	602,072 shares	$8.21	(2)	$4,943,011.12	(2)	$454.76
Optonics, Inc. 2001 Stock Option and Incentive Plan Common Stock, $0.01 par value	99,760 shares	$4.27	(3)	$425,975.20	(3)	$39.19
Total	2,833,840 shares	Aggregate Registration Fee				$2,104.30

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Credence Systems Corporation 1993 Stock Option Plan and Employee Stock Purchase Plan and the Optonics, Inc. Stock Option and Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling price per share of the Registrant’s Common Stock on January 29, 2003, as reported by the Nasdaq National Market.

(3)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of the outstanding options.

PART II

Information Required in the Registration Statement

Item 3.    Incorporation of Documents by Reference

Credence Systems Corporation (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2002 filed with the Commission on January 29, 2003;

(b)	The Registrant’s Current Reports on Form 8-K filed with the Commission on November 27, 2002 and January 23, 2003;

(c)
The Registrant’s Registration Statement No. 000-22366 on Form 8-A filed with the Commission on June 19, 1998, in which there is described the terms, rights and provisions applicable to the Registrant’s Preferred Stock Purchase Rights, and;

(d)
The Registrant’s Registration Statement No. 000-22366 on Form 8-A filed with the Commission on September 10, 1993, as amended on October 21, 1993, in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

The provisions of Registrant’s Amended and Restated Certificate of Incorporation limit the liability of Registrant’s directors in certain instances. As permitted by the Delaware General Corporation Law, directors will not be liable to Registrant for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. Such limitation does not affect the director’s liability for any breach of his duty to Registrant or Registrant’s stockholders (i) for any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit.

Registrant’s Amended and Restated Certificate of Incorporation and Bylaws provide that Registrant shall indemnify Registrant’s directors and may indemnify Registrant’s officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. Registrant has entered into separate indemnification agreements with Registrant’s directors and officers, which may require Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. To the extent Registrant may be required to make substantial payments under the indemnification agreements that are not covered by insurance, Registrant’s available cash and stockholder’s equity would be adversely affected.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

Exhibit Number	Exhibit
4
Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 000-22366 on Form 8-A, together with the amendments and exhibits thereto, which are incorporated herein by reference pursuant to Items 3(c) and 3(d) to this Registration Statement.

5	Opinion and consent of Brobeck, Phleger & Harrison LLP.
23.1	Consent of Ernst & Young LLP, Independent Accountants.
23.2	Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.
24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1*	Credence Systems Corporation 1993 Stock Option Plan, as amended and restated.
99.2*	Credence Systems Corporation Employee Stock Purchase Plan, as amended and restated.
99.3	Optonics, Inc. 2001 Stock Option and Incentive Plan
99.4	Optonics, Inc. 2001 Stock Option and Incentive Plan form of Stock Option Agreement
99.5	Form of Stock Option Assumption Agreement for the Optonics, Inc. 2001 Stock Option and Incentive Plan—Accelerated Vesting
99.6	Form of Stock Option Assumption Agreement for the Optonics, Inc. 2001 Stock Option and Incentive Plan— No Accelerated Vesting
*	Exhibits 99.1 and 99.2 are incorporated by reference to Exhibits 99.2 and 99.3, respectively, to Registrant’s Registration Statement No. 333-50432, filed with the Commission on November 21, 2000.

Item 9.    Undertakings

A.    The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s 1993 Stock Option Plan and Employee Stock Purchase Plan and the Optonics, Inc. 2001 Stock Option and Incentive Plan.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 31st day of January, 2003.

Credence Systems Corporation

By:	/S/ DR. GRAHAM J. SIDDALL
Dr. Graham J. Siddall Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Credence Systems Corporation, a Delaware corporation, do hereby constitute and appoint Dr. Graham J. Siddall, Chairman of the Board and Chief Executive Officer and John R. Detwiler, Senior Vice President, Chief Financial Officer and Secretary, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ DR. GRAHAM J. SIDDALL Dr. Graham J. Siddall	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	January 31, 2003

/S/ JOHN R. DETWILER John R. Detwiler	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	January 31, 2003

Name	Title	Date

/S/ MICHAEL BOSWORTH Michael Bosworth	Director	January 31, 2003

/S/ HENK J. EVENHUIS Henk J. Evenhuis	Director	January 31, 2003

Thomas R. Franz	Director

/S/ JOS C. HENKENS Jos C. Henkens	Director	January 31, 2003

Dr. William G. Howard, Jr.	Director

Jon D. Tompkins	Director

/S/ BERNARD V. VONDERSCHMITT Bernard V. Vonderschmitt	Director	January 31, 2003

EXHIBIT INDEX

Exhibit Number	Exhibit
4
Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 000-22366 on Form 8-A, together with the amendments and exhibits thereto, which are incorporated herein by reference pursuant to Items 3(c) and 3(d) to this Registration Statement.

5	Opinion and consent of Brobeck, Phleger & Harrison LLP.
23.1	Consent of Ernst & Young LLP, Independent Accountants.
23.2	Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.
24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1*	Credence Systems Corporation 1993 Stock Option Plan, as amended and restated.
99.2*	Credence Systems Corporation Employee Stock Purchase Plan, as amended and restated.
99.3	Optonics, Inc. 2001 Stock Option and Incentive Plan
99.4	Optonics, Inc. 2001 Stock Option and Incentive Plan form of Stock Option Agreement
99.5	Form of Stock Option Assumption Agreement for the Optonics, Inc. 2001 Stock Option and Incentive Plan— Accelerated Vesting
99.6	Form of Stock Option Assumption Agreement for the Optonics, Inc. 2001 Stock Option and Incentive Plan— No Accelerated Vesting
*	Exhibits 99.1 and 99.2 are incorporated by reference to Exhibits 99.2 and 99.3, respectively, to Registrant’s Registration Statement No. 333-50432, filed with the Commission on November 21, 2000.